EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-68762, 33-74638, 33-86720, 33-91918, 33-93466, 33-64289, 333-15165, 333-26155, 333-46818, 333-47359, 333-62909, 333-80813, 333-82046, 333-106344, 333-109946, 333-110578, 333-138723 and 333-149604) and on Form S-8 (Nos. 333-38373, 333-64312, 333-96435, 333-92130, 333-97749 and 333-118784) of Pharmos Corporation of our report dated February 27, 2008, except for the liquidity discussion in Note 2, as to which the date is November 12, 2008, relating to the financial statements, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
November 12, 2008